Exhibit 5.2
[Letterhead of Moss & Barnett, A Professional Association]
November 7, 2007
Rural Cellular Corporation
3905 Dakota Street, SW
Alexandria, MN 56308
          RE: Rural Cellular Corporation Registration Statement on Form S-4 concerning the Exchange of Floating Rate Senior Subordinated Notes due 2013.
Ladies and Gentlemen:
          We have acted as special counsel to Rural Cellular Corporation, a Minnesota corporation (the “Company”), in connection with the public offering of $425,000,000 aggregate principal amount of Floating Rate Senior Subordinated Notes due 2013 (the “Exchange Notes”) of the Company. The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of issued and outstanding Floating Rate Senior Subordinated Notes due 2013 (the “Original Notes”) of the Company under the Indenture, dated as of May 30, 2007 (the “Indenture”), between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated as of May 30, 2007 (the “Registration Rights Agreement”), by and between the Company and the initial purchaser named therein.
          This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i)	the Registration Statement on Form S-4 relating to the Exchange Notes filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act on October 29, 2007 and Amendment No. 1 thereto filed with the Commission on the date hereof (the “Registration Statement”);

(ii)	an executed copy of the Registration Rights Agreement;

(iii)	an executed copy of the Indenture;

Rural Cellular
November 7, 2007

(iv)	the Articles of Incorporation of the Company, as amended and currently in effect;

(v)	the Amended and Restated Bylaws of the Company, as currently in effect;

(vi)	certain resolutions adopted by the board of directors of the Company on May 3, 2007, and of the finance committee of the board of directors on May 24, 2007 relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture and related matters;

(vii)	the Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee, filed as an exhibit to the Registration Statement; and

(viii)	the form of the Exchange Notes as set forth in Exhibit A to the Indenture.
          We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Company has complied with and will comply with all aspects of the laws of all relevant jurisdictions in connection with the transactions contemplated by and the performance of their obligations under, the Indenture. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
          The opinion set forth below is subject to the following further qualifications, assumptions and limitations:

Rural Cellular
November 7, 2007

          We do not express any opinion as to any laws other than those laws, rules and regulations of the state of Minnesota that, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer. Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.
          Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota.
2. The Company has the power and authority, corporate or other, to execute and deliver the Exchange Notes and to consummate the transactions contemplated thereby; and
3. The Exchange Notes, when duly executed and authenticated in accordance with the terms of the Indenture by such officers as have been authorized pursuant to the applicable resolutions, will have been duly authorized, executed and delivered by the Company.
SCOPE OF OPINION
The foregoing opinions are subject to the following qualifications (in addition to the qualifications, exceptions, limitations, and assumptions specified above):
A.	We hereby expressly disclaim giving any opinion in this letter with respect to the effect of any federal or state statutes or regulations concerning the regulation of telecommunications providers promulgated by the FCC or by other federal or state agencies regulating the telecommunications industry.

B.	We express no opinion as to whether the authorization, execution or delivery of the Exchange Notes by the Company will constitute a violation of, or default under, any covenant, restriction, or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company.
Please be advised that this opinion letter is as of the date hereof and that events and developments subsequent hereto (including changes in present laws or the interpretations of such laws) could cause the foregoing opinions, if given then, to be changed or withdrawn. We

Rural Cellular
November 7, 2007

disclaim any responsibility to advise you of any such events or developments which hereafter may be brought to our attention.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Moss & Barnett, A Professional Association
Moss & Barnett
A Professional Association